                                                                    EXHIBIT 99.2



                                 ________, 1998


First Union National Bank
225 Water Street
Jacksonville, Florida  32202

Ladies and Gentlemen:

  REGENCY CENTERS, L.P., a Delaware limited partnership (the "Partnership"), and REGENCY REALTY CORPORATION, a Florida corporation ("Regency"), hereby appoint FIRST UNION NATIONAL BANK to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Partnership, Regency and the other Guarantors to exchange up to $100,000,000 aggregate principal amount of the Partnership's 7-1/8% Notes Due July 15, 2005 (the "New Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate principal amount of the Partnership's outstanding 7-1/8% Notes due July 15, 2005 (the "Old Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated _______, 1998 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Notes are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings assigned thereto in the Prospectus.

  The Exchange Offer is expected to be commenced by the Partnership on or about _____, 1998. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to (i) the delivery of certificates for Old Securities tendered in connection therewith and (ii) the book-entry transfer of Old Securities to the Exchange Agent's account.

  The Exchange Offer shall expire at 5:00 p.m. New York City time, on ______, 1998, or on such later date or time to which the Partnership may extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

  The Partnership expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, based upon any conditions of the Exchange Offer described in the Prospectus. The Partnership will give oral (to be confirmed in writing) or written notice of any amendment, termination or nonacceptance of Old Securities to the Exchange Agent promptly after any amendment, termination or nonacceptance.

  On the basis of the representations, warranties and agreements of Regency, the Partnership and the Exchange Agent contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between Regency, the Partnership and the Exchange Agent for the Exchange Offer:

1.  APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

  a. Regency and the Partnership hereby authorize and appoint First Union National Bank to act as Exchange Agent in connection with the Exchange Offer and First Union National Bank agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, First Union National Bank will perform those services as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as are outlined herein.

  b. Regency and the Partnership acknowledge and agree that First Union National Bank has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, the Exchange Agent shall perform such duties in good faith.

  c. The Exchange Agent will establish an account with respect to the Old Securities at The Depository Partnership Company ("DTC") for the purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer.

  d. The Exchange Agent will examine each of the Letters of Transmittal (or Agent's Message) and certificates for Old Securities and any other documents delivered or mailed to the Exchange Agent by or for Holders of the Old Securities, and any book-entry confirmations (as defined in the Prospectus) received by the Exchange Agent with respect to the Old Securities, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Securities have otherwise been properly tendered, and (iii) Holders have provided what purports to be their Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Securities shall be made by Regency or the Partnership, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the tender of the Old Securities exists, the Exchange Agent will endeavor to advise the tendering Holders of the irregularity and to take any other action may be necessary or advisable as to cause such irregularity to be corrected. Notwithstanding the foregoing, the Exchange Agent shall not incur any liability for failure to give any such notification.

  e. With the approval of any person designated in writing by Regency (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party

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

designated by any such Designated Officer, the Exchange Agent is authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

  f. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Securities shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Securities which any Designated Officer shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

  g. The Exchange Agent shall advise Regency and the Partnership with respect to any Old Securities received after 5:00 p.m., New York City time, on the Expiration Date and accept their instructions with respect to disposition of such Old Securities.

  h.  The Exchange Agent shall accept tenders:

         (a) in cases where the Old Securities are registered in two or more names only if signed by all named Holders;

         (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority so to act is submitted; and

         (c) from persons other than the registered Holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

  The Exchange Agent shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities or Old Securities which have not been accepted by Regency and the Partnership to the Holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

  i. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Partnership will notify the Exchange Agent (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and the Exchange Agent, on behalf of the Partnership, will exchange such Old Securities for New Securities and cause such Old Securities to be canceled. Delivery of New Securities will be made on behalf of the Partnership by the Exchange Agent in the principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Partnership; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Old Securities (or confirmation of book-entry transfer into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message in lieu thereof, with any required signature guarantees and

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

any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

  j. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

  k. The Partnership shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by Regency and the Partnership not to exchange any Old Securities tendered shall be given by Regency or the Partnership orally (and confirmed in writing) to the Exchange Agent.

  l. If, pursuant to the Exchange Offer, Regency and the Partnership do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" or otherwise, the Exchange Agent shall promptly after the expiration or termination of the Exchange Offer return (at the expense of Regency and the Partnership) such certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in the Exchange Agent's possession, to the persons who deposited such certificates.

  m. Certificates for reissued Old Securities, unaccepted Old Securities or New Securities shall be forwarded (at the expense of Regency and the Partnership) by
(a) first-class certified mail, return receipt requested under a blanket surety bond obtained by the Exchange Agent protecting the Exchange Agent, Regency and the Partnership from loss or liability arising out of the non-receipt or non-delivery or such certificates or (b) by registered mail insured by the Exchange Agent separately for the replacement value of each such certificate.

  n. The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other persons or to engage or use any person to solicit tenders.

  o.  As Exchange Agent, First Union National Bank:

         (i) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," the Letter of Transmittal or herein or as may be subsequently agreed to in writing;

         (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

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

         (iii) shall not be obligated to take any legal action hereunder which might in the Exchange Agent's reasonable judgment involve any expense or liability, unless the Exchange Agent shall have been furnished with indemnity acceptable to it;

         (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties;

         (v) may reasonably act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Exchange Agent believes in good faith to be genuine and to have been signed or represented by a proper person or persons;

         (vi) may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer;

         (vii) may consult with its own counsel with respect to any questions relating to the Exchange Agent's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Exchange Agent hereunder in good faith and in accordance with the advice or opinion of such counsel;

         (viii) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Securities or as to the market value, decline or appreciation in market value of any Old Securities or as to the market value of the New Securities; and

         (ix) The Exchange Agent shall take such action as may from time to time be requested by Regency or the Partnership to furnish copies of the Prospectus and Letter of Transmittal or such other forms as may be approved from time to time by Regency and the Partnership, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the procedures for accepting (or withdrawing from) the Exchange Offer. Regency and the Partnership will furnish you with copies of such documents at your request.

  p. The Exchange Agent shall advise by facsimile transmission or telephone and promptly thereafter confirm in writing to Regency and the Partnership and such other persons as Regency and the Partnership may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, the aggregate principal amount of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by the Exchange Agent pursuant to the Exchange Offer and this Agreement, reporting separately and cumulatively as to items properly received and items improperly received. In addition, the Exchange Agent will also provide, and cooperate in making available to Regency and the Partnership or any such other persons as requested from time to time, such other information in its possession as Regency and the

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

Partnership may reasonably request. Such cooperation shall include, without limitation, the granting by the Exchange Agent to Regency and the Partnership, and such persons as Regency and the Partnership may request, of access to those persons on the Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date Regency and the Partnership shall have received information in sufficient detail to enable Regency and the Partnership to decide whether to extend the Exchange Offer. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered and the aggregate principal amount of Old Securities accepted and deliver said list to Regency and the Partnership.

  q. Letters of Transmittal and book-entry confirmations shall be stamped by the Exchange Agent as to the date and time of receipt thereof and shall be preserved by the Exchange Agent for a period of time at least equal to the period of time the Exchange Agent preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by the Exchange Agent to Regency and the Partnership. The Exchange Agent shall dispose of unused Letters of Transmittal and other surplus materials by returning them to Regency or the Partnership.

  r. The Exchange Agent hereby expressly waives any lien, encumbrance or right of set-off whatsoever that the Exchange Agent may have respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by Regency or the Partnership, of any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with the Exchange Agent or for compensation owed to the Exchange Agent hereunder or for any other matter.

  s. The Exchange Agent hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the Prospectus and the Letter of Transmittal, except with respect to the duties, liabilities and indemnification of the Exchange Agent which shall be controlled by this Agreement.

2.  INDEMNIFICATION

  a. The Partnership hereby agrees to indemnify and hold harmless the Exchange Agent against and from any and all costs, losses, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or in connection with any act, omission, delay or refusal made by the Exchange Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by the Exchange Agent to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by the Exchange Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities and in regard to any other action taken by the Exchange Agent hereunder. Anything in this Agreement to the contrary notwithstanding, neither Regency nor the Partnership shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the Exchange Agent's bad faith, gross negligence or

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

willful misconduct. In no case shall the Partnership be liable under this indemnity with respect to any claim against the Exchange Agent until the Partnership shall be notified by the Exchange Agent, by letter, of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or notice of commencement of action. The Partnership shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Partnership so elects, the Partnership may assume the defense of any pending or threatened action to enforce any such claim. In the event that the Partnership shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Partnership shall not be liable for the fees and expenses incurred thereafter of any additional counsel retained by the Exchange Agent so long as the Exchange Agent consents to the Partnership's retention of counsel, which consent may not be unreasonably withheld; provided, however, that the Partnership shall not be entitled to assume the defense of any such action if the named parties to such action include Regency or the Partnership and the Exchange Agent and representation of the parties by the same legal counsel would, in the written opinion of counsel for the Exchange Agent, be inappropriate due to actual or potential conflicting interests among them. It is understood that neither Regency nor the Partnership shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for the Exchange Agent. In the event that the Partnership shall assume the defense of any such suit with counsel reasonably acceptable to the Exchange Agent, the Partnership shall not thereafter be liable for the fees and expenses of any counsel retained by the Exchange Agent.

  b. The Exchange Agent agrees that, without the prior written consent of the Partnership (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification is or will be sought in accordance with the indemnification provision of this Agreement (whether or not the Exchange Agent, Regency or the Partnership or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Regency or the Partnership and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

3.  TAX INFORMATION

  a. The Exchange Agent shall arrange to comply with all requirements under the tax laws of the United States relating to information reporting, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. Regency and the Partnership understand that the Exchange Agent is required, in certain instances, to deduct 31% with respect to interest paid on the New Securities and proceeds from the sale, exchange, redemption or retirement of the New Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations. The Exchange Agent shall notify Regency and the Partnership of any Holder who has failed to supply such Taxpayer Identification Number or certification.

  b. The Exchange Agent shall notify the Partnership of the amount of any transfer taxes payable in respect of the exchange of Old Securities and, upon receipt of written approval

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

from the Partnership, the Exchange Agent shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, its check in the amount of all transfer taxes so payable, and the Partnership shall reimburse the Exchange Agent for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that the Exchange Agent shall reimburse the trust for amounts refunded to the Exchange Agent in respect of its payment of any such transfer taxes, at such time as such refund is received by the Exchange Agent.

4.  GOVERNING LAW.   This Agreement shall be governed by, and construed in
accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state without regard to conflicts of laws principles.

5. NOTICES. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) be delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the address indicated below:

  If to Regency and/or the Partnership

       Regency Realty Corporation
       121 Forsyth Street, Suite 200
       Jacksonville, Florida  32202
       Attention:  _____________

  If to the Exchange Agent:

       First Union National Bank
       225 Water Street
       Jacksonville, Florida  32202
       Telecopier No.:  ________
       Attention:  Corporate Trust Department


or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Old Securities or New Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, and each of such counterparts shall together constitute one and the same

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

agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

8. CAPTIONS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof by waived except in writing signed by each party to be bound thereby.

10. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by the Exchange Agent from Regency and the Partnership stating that this Agreement is terminated, (c) one year following the date of this Agreement, or
(d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto. Notwithstanding the foregoing, Paragraphs 2 and 3 shall survive termination of this Agreement.

  Kindly indicate the Exchange Agent's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to Regency a copy of this Agreement so signed, whereupon this Agreement and the Exchange Agent's acceptance shall constitute a binding agreement between the Exchange Agent, Regency and the Partnership.

                              Very truly yours,

                              REGENCY CENTERS, L.P.

                              By:   Regency Realty Corporation, as general
                                    partner

                                    By:
                                       -----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                          --------------------------------


                              REGENCY REALTY CORPORATION

                                    By:
                                       -----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                          --------------------------------


                                    Accepted and agreed to as of
                                    the date first written above:

                                    FIRST UNION NATIONAL BANK


                                    By:
                                       -----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                          --------------------------------

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